Exhibit 5.1

Seaport World Trade Center West
155 Seaport Boulevard
Boston, MA 02210-2600

617 832 1000 main
617 832 7000 fax

December 10, 2013

By EDGAR

Exa Corporation

55 Network Drive

Burlington, Massachusetts 01803

Re:     Shelf Registration Statement on Form S-3

Ladies and Gentlemen:

We are familiar the registration statement on Form S-3 (the “Registration Statement”) being filed by Exa Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof. The Registration Statement includes a base prospectus (the “Prospectus”), which provides that it will be supplemented in the future by one or more supplements to the Prospectus. The Prospectus relates to the registration of (i) $75 million of the Company’s common stock, $0.001 par value per share (“Common Stock”) that may be offered by the Company (the “Primary Shares”) and (ii) 4,773,899 shares of Common Stock that may be offered by certain stockholders of the Company named in the Registration Statement (the “Secondary Shares” and, together with the Primary Shares, the “Shares”). The Shares may be offered and sold from time to time pursuant to Rule 415 promulgated under the Act, in amounts, at prices and on terms to be determined at the time of the offering thereof.

We are familiar with the Certificate of Incorporation and By-Laws of the Company, each as restated or amended to date, the records of meetings and consents of the Company’s Board of Directors and of its stockholders, and the stock records of the Company, each as provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we express no opinion other than as to the federal laws of the United States, the Delaware General Corporation Law, including the statutory provisions contained therein, applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these provisions.

Exa Corporation

December 10, 2013

Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. The Company has the authority pursuant to its Amended and Restated Certificate of Incorporation, as amended, to issue up to an aggregate of 30,000,000 shares of Common Stock. Upon adoption by the board of directors of the Company of a resolution in form and content as required by applicable law duly authorizing the issuance and sale of the Primary Shares (with such shares, when added to all shares of Common Stock previously (a) issued and outstanding or (b) reserved for issuance, not exceeding an aggregate of 30,000,000 shares) and delivery of such Primary Shares against due receipt of consideration therefor, which consideration shall not be less than the par value of such Primary Shares, the Primary Shares will be legally issued, fully paid and non-assessable.

2. The Secondary Shares are validly issued, fully paid and non-assessable.

This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement and any and all required post-effective amendments thereto are effective.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

FOLEY HOAG LLP

By: /s/ John D. Patterson, Jr.
a Partner